Exhibit 99.2

ARES CAPITAL CORPORATION RECEIVES $425 MILLION IN LONG TERM FINANCING COMMITMENTS FROM WACHOVIA BANK NA, A WELLS FARGO COMPANY

Ares Capital Converts Existing CP Funding Facility Into $225 Million
Three-Year Term Facility & Receives Commitment For New $200 Million
Three-Year Revolving Facility

New York, NY—May 7, 2009—Ares Capital Corporation (NASDAQ: ARCC) announced today that it has increased its overall financing commitments from Wachovia Bank NA, a Wells Fargo company, from $350 million to $425 million.

Specifically, Ares Capital’s existing $350 million facility with Wachovia, referred to as  its “CP Facility,” has been converted into a $225 million three-year amortizing term facility.  Ares Capital has also received a new $200 million three-year (with two one-year options, subject to mutual consent) revolving facility commitment from Wachovia for new investments.

“We are extremely pleased to have not only converted our CP Facility to a three-year term facility but also to have increased our overall financing commitments from Wachovia from $350 million to $425 million.  At a time when most finance companies have been forced to reduce debt and cease new investments, our new long term financing arrangements give us additional opportunity to originate new attractive assets and to grow our franchise” commented Michael Arougheti, President of Ares Capital Corporation.  “We are delighted to continue our long standing relationship with Wachovia and now also with Wells Fargo as long term financial partners.  Upon closing a new $200 million revolving facility, our pro forma unused borrowing capacity—subject to leverage restrictions and other conditions—would be approximately $360 million including the $131 million of incremental capacity under our $525 million revolving credit facility with JPMorgan.  These funds will provide additional capital for growth and financial support for our existing portfolio companies.  This is another demonstration of our ability to access capital in this difficult market environment” added Arougheti.

In connection with conversion to the term facility, Ares Capital has elected to fund an additional $131 million in borrowings on the CP Facility, nearly all of which will be used to pay down outstanding amounts on its revolving credit facility with JPMorgan Chase Bank, N.A. that is scheduled to expire on December 28, 2010.  After application of the amounts described above, Ares Capital will have outstanding borrowings of $365 million on the JPMorgan facility, with approximately $160 million in amounts available for borrowing, subject to advance rate and regulatory leverage limitations.

While documentation is complete on the CP term facility, the three year term on this facility is subject to execution of definitive documentation with respect to the new revolving facility on or before October 19, 2009.   Entry into the revolving facility is subject to various conditions, including the negotiation and execution of definitive documentation.  No assurance can be given that both sides will execute definitive documentation, that the definitive documentation will reflect the terms contained in the commitment letter or this press release, or that the revolving facility will occur at all.

ABOUT ARES CAPITAL CORPORATION

Ares Capital Corporation is a specialty finance company that provides integrated debt and equity financing solutions to U.S. middle market companies.  Ares Capital Corporation invests primarily in first and second lien loans and mezzanine debt, which in some cases includes an equity component.  To a lesser extent, Ares Capital Corporation also makes equity investments.  The company is externally managed by Ares Capital Management LLC, an affiliate of Ares Management LLC, an SEC registered investment advisory management firm with approximately $28 billion of committed capital under management as of March 31, 2009.  Ares Capital Corporation is a closed-end, non-diversified management investment company that has elected to be regulated as a Business Development Company under the Investment Company Act of 1940.

FORWARD-LOOKING STATEMENTS

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and condition may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Ares Capital Corporation’s filings with the Securities and Exchange Commission. Ares Capital Corporation undertakes no duty to update any forward-looking statements made herein.

AVAILABLE INFORMATION

Ares Capital Corporation’s filings with the Securities and Exchange Commission, press releases, earnings releases and other financial information are available on its website at www.arescapitalcorp.com.

CONTACT

Rick Davis

Ares Capital Corporation
(310) 201-4200